Exhibit 99.1

Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro/Caitlin Morahan
(203)682-8200
Investors:	Tom.Filandro@icrinc.com Caitlin.Morahan@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Reports Fourth Quarter and Full Year Fiscal 2019 Results

Overall sales up 16% for quarter, including double-digit growth across all segments

GREENVILLE, S.C., November 21, 2019 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal 2019 fourth quarter and full year ended September 28, 2019.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “We are thrilled with our overall performance for the fourth quarter and full year.  Both our Delta Group and Salt Life Group segments achieved double-digit sales growth for the quarter and drove results exceeding our expectations.  We were also able to expand gross margins in the back half of the year, maintain our cost discipline, and finish the year with increasing profitability.”

Mr. Humphreys continued, “As we look ahead to fiscal 2020, we are excited to see positive momentum across our business segments. In our Delta Group, we continue to diversify our customer base across multiple channels of distribution, and our Activewear business’s entry into the full-service distributor channel in 2020 should only enhance our versatility.  Our DTG2Go business turned in another extremely strong year, more than doubling its revenue, and we continue to be in a prime position to capitalize on what we see as the still largely untapped growth potential of digital printing. Our Salt Life lifestyle brand also enters the new year with good things happening in a variety of areas, and we remain very focused on expanding the brand’s direct-to-consumer strategies and partnerships with national and regional retailers.”

For the fourth quarter ended September 28, 2019:

●

Net sales were $108.0 million, up 16.2% from $92.9 million in the prior year fourth quarter. Net sales in the Delta Group segment increased 16.6% over the prior year period, and net sales in the Salt Life Group segment increased 12.5% from the prior year period.

●

Gross profit was $22.9 million, an increase of 19.5% compared to $19.2 million in the prior year fourth quarter. Gross margin was 21.2% compared to 20.6% in the prior year fourth quarter driven by year-over-year improvement in both the Delta Group and Salt Life Group segments.

●	Selling, general and administrative ("SG&A") expenses as a percentage of sales improved 150 basis points to 17.1%, compared to 18.6% in the prior year fourth quarter.
●

Operating income for the quarter was $4.8 million compared to $3.5 million in the prior year fourth quarter, with the increase driven primarily by an increase of $1.6 million in the Delta Group segment.

●	Net income for the quarter was $3.5 million, or $0.50 per diluted share, compared to $3.1 million, or $0.43 per diluted share, in the prior year period.

For the full year ended September 28, 2019:

●

Net sales were $431.7 million, up 9.2% from $395.5 million last year. Net sales in the Delta Group segment increased 9.3% over the prior year and net sales in the Salt Life Group segment increased 8.1% over the prior year.

●

Gross profit was $85.2 million, up 3.8% from $82.0 million last year. Gross margin was 19.7% compared to 20.7% in the prior year period, but as expected, gross margins expanded sequentially each quarter through the year.

●	SG&A expenses as a percentage of sales improved 60 basis points to 16.3%, compared to 16.9% in the prior year period.

●

Operating income was $15.9 million compared to $17.4 million last year, with the majority of the decrease attributable to a discrete expense of $2.5 million taken during the first quarter of 2019 in connection with the resolution of litigation surrounding a 2016 customer bankruptcy. Delta Group segment operating income, which was impacted by the above-referenced litigation expense, declined $2.3 million over the prior year, while Salt Life Group segment operating income increased $1.4 million compared to the prior year due in part to the favorable settlement of a commercial litigation matter in the third quarter.

●

Net income was $8.2 million, or $1.17 per diluted share, compared to prior year net income of $1.3 million, or $0.18 per diluted share. Adjusting for the $0.31 per diluted share expense impact of the above-referenced bankruptcy litigation matter and the benefit of $0.10 per diluted share arising from the above-referenced commercial litigation settlement, net income was $1.38 per diluted share. In fiscal year 2018, after adjusting for the $1.44 per diluted share expense due to tax reform legislation, our net income was $1.62 per diluted share.

During the year, the Company spent approximately $16.2 million on capital expenditures and $2.7 million to repurchase 141,501 shares of its stock. Total debt, including capital lease financing, as of the end of fiscal year 2019 was $135.1 million, up about 20% from the end of the prior year due principally to the Company’s recent digital print acquisitions and distribution expansions. Total inventory at the end of fiscal year 2019 was $179.1 million compared with $175.0 million a year ago due primarily to recent product expansions in both the Delta Group and Salt Life Group segments.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-458-4121. If calling from outside the United States, please dial 323-794-2093. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through December 21, 2019. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 6600025.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,500 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

See Financials

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Sep 28, 2019	Sep 29, 2018	Sep 28, 2019	Sep 29, 2018

Net Sales	$107,957	$92,922	$431,730	$395,450
Cost of Goods Sold	85,073	73,769	346,578	313,429
Gross Profit	22,884	19,153	85,152	82,021

Selling, General and Administrative	18,449	17,317	70,220	66,969
Other Income, Net	(389)	(1,622)	(963)	(2,351)
Operating Income	4,824	3,458	15,895	17,403

Interest Expense, Net	1,811	1,507	7,550	5,713

Income Before (Benefit From) Provision for Income Taxes	3,013	1,951	8,345	11,690

(Benefit From) Provision for Income Taxes	(419)	(1,124)	477	10,460

Consolidated Net Earnings	3,432	3,075	7,868	1,230

Net Loss Attributable to Non-Controlling Interest	(91)	(32)	(374)	(107)

Net Earnings Attributable to Shareholders	$3,523	$3,107	$8,242	$1,337

Weighted Average Shares Outstanding
Basic	6,921	7,018	6,929	7,149
Diluted	7,089	7,304	7,064	7,425

Net Income per Common Share
Basic	$0.51	$0.44	$1.19	$0.19
Diluted	$0.50	$0.43	$1.17	$0.18

	Sep 28, 2019	Sep 29, 2018

Current Assets
Cash	$605	$460
Receivables, Net	60,887	46,879
Inventories, Net	179,107	174,983
Prepaids and Other Assets	2,999	3,100
Total Current Assets	243,598	225,422

Noncurrent Assets
Property, Plant & Equipment, Net	61,404	52,114
Goodwill and Other Intangibles, Net	59,504	53,715
Deferred Income Taxes	1,514	1,374
Investment in Joint Venture	10,388	8,980
Other Noncurrent Assets	1,580	2,004
Total Noncurrent Assets	134,390	118,187

Total Assets	$377,988	$343,609

Current Liabilities
Accounts Payable and Accrued Expenses	$73,111	$64,750
Current Portion of Contingent Consideration	2,790	638
Current Portion of Capital Lease Financing	6,434	3,846
Current Portion of Long-Term Debt	6,540	6,577
Total Current Liabilities	88,875	75,811

Noncurrent Liabilities
Long-Term Taxes Payable	3,977	4,259
Long-Term Contingent Consideration	6,304	9,904
Long-Term Capital Lease Financing	12,836	9,302
Long-Term Debt	109,296	92,083
Deferred Income Taxes	1,519	2,132
Other Noncurrent Liabilities	1,293	-
Total Noncurrent Liabilities	135,225	117,680

Common Stock	96	96
Additional Paid-In Capital	59,855	61,979
Equity Attributable to Non-Controlling Interest	(281)	93
Retained Earnings	136,937	128,695
Accumulated Other Comprehensive (Loss) Income	(969)	136
Treasury Stock	(41,750)	(40,881)
Equity Attributable to Delta Apparel, Inc.	153,888	150,118

Total Liabilities and Equity	$377,988	$343,609